Exhibit 10.15

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 1st day of January 2013 (the “Effective Date”) by and between Byron Storms, an individual having an address at 11050 Appomattox Court, Rancho Cucamonga, CA 91737 (“Executive”), and GMAC Insurance Management Corporation, a Delaware corporation, having an address at 500 West Fifth Street, Winston-Salem, NC 27101 (the “Company”; collectively, the “Parties”).

R E C I T A L S:

WHEREAS, the Parties desire to enter into this Agreement in order to set forth the terms and conditions of Executive’s employment with the Company following the date of this Agreement, intending to supersede any prior employment agreement, written or oral between Executive and the Company or any of its affiliates.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the Parties hereto agree as follows:

ARTICLE I

POSITION AND RESPONSIBILITIES

1.1 Employment. The Company hereby agrees to employ Executive and Executive hereby accepts such employment on the terms and conditions set forth herein. Upon the Effective Date, this Agreement shall supersede any and all prior agreements, written or oral, between the Parties regarding any aspect of Executive’s employment relationship with the Company or its affiliates.

1.2 Term of Employment Agreement. This Employment Agreement shall commence on the Effective Date and end on the second anniversary of the Effective Date (the “Initial Term”). The Employment Agreement shall automatically renew for one or more additional two-year terms unless either party notifies the other party at least 120 days prior to the end of the then current term of an intent not to renew. The Initial Term and any renewal terms are referred to herein as the “Contract Term.”

1.3 “At-Will” Employment. Executive’s employment with the Company is deemed “at will,” meaning that Executive may resign, or the Company may terminate Executive’s employment, at any time with or without notice and for any or for no reason. Nothing in this Agreement shall be construed to alter the “at-will” nature of Executive’s employment, nor shall anything in this Agreement be construed as providing Executive with a definite term of employment. This provision may only be amended by a written instrument executed by both the Company and Executive.

1.4 Position and Title. It is the intention for Executive to serve as President of the Company or such other position as determined by the Chairman & Chief Executive Officer of the Company from time to time and shall serve in such position at the pleasure of the

Chairman & Chief Executive Officer. Executive shall perform those duties generally required of persons in this position or such other duties as the Company may from time to time direct. Executive will report to Michael Karfunkel, or to any other individual that the Company shall, in its discretion, designate from time to time, which person shall be the Chairman or Chief Executive Officer of the Company. If elected a director or officer of any subsidiary or affiliate of the Company, Executive shall serve in such positions with no additional compensation.

1.5 Office Location. Executive shall be employed at the Company’s North Carolina office, which is presently located in Winston-Salem, North Carolina, subject to such travel requirements as the performance of Executive’s duties may require. It is anticipated and understood that Executive’s position will require substantial travel. In the event that Executive is requested by the Company to change his primary office location to the Cleveland, Ohio area to be based in the Company’s Cleveland, Ohio regional office, Executive agrees to do so.

1.6 Devotion of Time. Executive shall devote his full business time and attention, skills and best efforts to the performance of Executive’s duties hereunder and shall not, during Executive’s employment by the Company, be employed by or otherwise engaged in any other business activity requiring any of his time; provided, however, that Executive may, to the extent not otherwise prohibited by this Agreement, devote such amount of time as does not, in the discretion of the Company, interfere or compete with the performance of Executive’s duties under this Agreement by: (a) investing Executive’s personal assets in such manner as will not require services to be rendered by Executive in the operation of the affairs of the companies in which investments are made, or (b) engaging in charitable, community or political activities, including serving on the boards of directors or committees of related organizations.

ARTICLE II

COMPENSATION AND BENEFITS

In exchange for the full, complete and satisfactory performance of Executive’s services, the Company shall provide Executive with the following compensation and benefits. Unless otherwise set forth to the contrary in this Agreement, the Company is not bound to provide or continue any level, or kind, of compensation or benefit.

2.1 Base Salary. The Company will pay to Executive a salary at the annual rate of $750,000 (the “Base Salary”), payable in conformity with the Company’s customary compensation payment practices; as such practices may be adjusted from time to time.

2.2 Incentive Bonus. Executive will be eligible to earn a bonus equal to 5% of the increase in underwriting income of the auto business (which for the avoidance of doubt shall not include, income from the life settlement, health or accident businesses) of the 10 regulated insurers owned directly or indirectly by American Capital Acquisition Corporation (“ACAC”) on the date of this Agreement for the applicable calendar year as compared to the underwriting income of the auto business of the 10 regulated insurers owned directly or indirectly by ACAC on the date of this Agreement for the immediately prior calendar year. Notwithstanding the foregoing, Executive shall receive a minimum bonus with respect to any calendar year of not less than 50% of the bonus received with respect to 2012 and a maximum amount equal to three times Executive’s Base Salary as of the end of the Fiscal Year. Any bonus paid to Executive pursuant to this subsection shall be paid within two and one-half (2  1/2) months after the end of the Fiscal Year and shall be subject to applicable payroll deductions and withholdings.

2.3 Benefits. Executive shall be entitled to participate in all savings and retirement plans, policies and programs as may be made available by the Company to executives generally. In addition, Executive shall be entitled to participate on the same basis with all other employees in the Company’s standard benefits packages, including group health, disability and life insurance programs. Executive understands that such benefits are provided by the Company at the Company’s discretion and may be changed, increased, decreased or eliminated on an organization-wide basis from time to time.

2.4 Housing. Executive will be provided with a house to live in the Winston-Salem area, so long as his primary place of employment remains in the Winston-Salem, North Carolina area. In the event that Executive’s employment with the Company is terminated or this Agreement is not renewed, Executive may continue to stay in such residence for 30 days following termination, provided that Executive pays the Company monthly rent at market rates as determined by the Company in its reasonable discretion during such period. Executive will consult with his own tax advisors with respect to any tax ramifications of being provided with housing by the Company.

2.5 Reimbursement. The Company shall reimburse Executive upon presentation of vouchers and other supporting documentation as the Company may require, for reasonable and necessary out-of-pocket expenses incurred by Executive relating to the business or affairs of the Company or the performance of Executive’s duties hereunder, provided, however, that the incurring of such expenses shall have been approved in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time.

2.6 Taxes and Withholdings. The Company shall withhold from Executive’s compensation all applicable amounts for federal, state and local taxes and withholdings as required by applicable laws.

2.7 Pooled Time Off. Executive will be eligible to earn pooled time off days each calendar year in accordance with the Company’s policies for senior executives in effect from time to time. The Executive may use pooled time off days at any time during the year, whether or not vested with management approval. Pooled Time Off must be taken in accordance with the policies of the Company.

ARTICLE III

TERM AND TERMINATION

3.1 Termination. For purposes of determining whether Executive is eligible for severance pay on termination from the Company, the following definitions will apply:

3.2(a) Termination For Cause. For the purposes of this Agreement, “Cause” shall include, but not be limited to, the following: (i) Executive’s habitual or gross negligence in the performance of Executive’s duties and responsibilities with the Company, including a failure by Executive to perform such duties and responsibilities, provided such performance or neglect is not corrected (assuming it is correctable) by Executive within twenty (20) business days after receipt of written notice from the Company; (ii) any material breach by Executive of this Agreement or any other agreement with the Company or any of its affiliates to which Executive is a party, provided such performance or neglect is not corrected (assuming a reasonable person would believe it is correctable) by Executive within twenty (20) business days after receipt of written notice from the Company; (iii) Executive’s breach of a fiduciary duty to the Company or failure to act in the best interests of the Company; (iv) the arrest (following an investigation of the facts which results in a determination by the Company of the Executive’s culpability) of, conviction of, or admission by, Executive of a felony or crime involving moral turpitude, whether or not committed in the course of performing services for the Company; (v) the commission by Executive of any acts of moral turpitude, including the commission by Executive of embezzlement, theft or any other fraudulent act; or (vi) Executive’s material violation of the Company’s policies, provided such violation is not corrected (assuming a reasonable person would believe it is correctable) by Executive within twenty (20) business days after receipt of written notice from the Company. An act, failure to act or course of conduct shall be considered “grossly negligent” if done, or omitted to be done, by Executive without a reasonable belief that such action, omission or course of conduct was in the best interest of the Company. Any written notice shall set forth in reasonable detail, the facts and circumstances claimed to constitute Cause.

(a) Termination Due to Death or Disability. Executive’s employment with the Company shall terminate upon Executive’s death or, at the election of the Company by written notice to Executive, upon any Disability of Executive. As used in this Agreement, the term “Disability” shall mean the inability or failure of Executive to perform the essential functions of the position with or without reasonable accommodation as a result of a mental or physical condition for a period of ninety (90) or more days (whether or not consecutive) during any twelve (12) month period. In the event of a termination due to Disability, Section 5.3 will not apply to Executive unless Company elects for Section 5.3 to apply and pays Executive Base Salary and current health insurance benefit (with the Executive continuing to make his or her co-pay) for the Non-Compete Period (as defined in Section 5.3), all as determined in good faith by the Company. Notwithstanding the foregoing, such termination for disability shall not violate any Federal, State of local law.

(b) Termination Without Cause. Any termination by the Company, other than a termination for Cause or a termination due to death or Disability or Executive’s resignation, will be deemed a termination without Cause. In the event of such termination, the Company shall pay to Executive severance (in accordance with normal payroll practices) at a per annum rate equal to the Base Salary in effect at the time of such termination for a period of 12 months following such termination (even if such 12 month period extends past the end of the Contract Term then in effect); provided however, that the Company shall not be obligated to make any payment to Executive under this section 3.2(c) unless Executive has delivered to the Company a release of all claims in form and substance reasonably satisfactory to the Company and the release shall have become effective and irrevocable under all applicable law. Executive shall not be entitled to receive severance under any other plans maintained by the Company for a termination without Cause. The foregoing notwithstanding, the Company’s obligation to pay Executive’s Base Salary will immediately terminate upon: (i) the parties’ mutual agreement to waive enforcement of the Section 5.3 Non-Compete; or (ii) Executive’s commencement of new or alternative employment (including consulting arrangements), which will reduce the Company’s obligation to continue to pay Executive’s Base Salary by the base salary received by Executive from such new or alternative employment (or consulting arrangement) for the remainder of the period of time during which severance is due under this Section. In the event Executive accepts such new or alternative employment during such period of time, Executive agrees to inform the Company of such employment prior to commencing such employment.

(c) Termination for Good Reason. Executive may resign and terminate his employment with the Company for “Good Reason.” Executive shall have “Good Reason” to effect a termination in the event that the Company (i) reduces Executive’s Base Salary, or (ii) requires Executive to relocate more than 50 road miles from Executive’s office (which, for the avoidance of doubt, shall mean the Company’s office in Cleveland, Ohio in the event Executive changes his primary office location to such office as set forth in Section 1.5) or any subsequent office to which the Executive moves with the Executive’s consent; provided that Executive provides written notice to the Company as to the details of the basis for such Good Reason within thirty (30) days following the date on which Executive alleges the event giving rise to such Good Reason occurred and the Company fails to provide a reasonable cure within thirty (30) days after its receipt of such notice. In the event of such termination, Executive will receive the payments and benefits described in Section 3.2(c). The Company shall not be obligated to make any payment to Executive under this Section 3.2(d) unless Executive has delivered to the Company a release of all claims in form and substance reasonably satisfactory to the Company and the release shall have become effective and irrevocable under all applicable law.

In the event (each, a “Non-Compete Event”) there is (i) a diminishment of Executive’s position and functional responsibilities in a substantial and negative manner or (ii) a non-renewal of the Agreement by the Company, then Executive may terminate this Agreement; provided that the Executive provides written notice to the Company as to the details of the basis for such Non-Compete Event within thirty (30) days following the date on which Executive alleges the event giving rise to such Non-Compete Event occurred and the Company fails to provide a reasonable cure within thirty (30) days after its receipt of such notice. In the event of such termination for a Non-Compete Event, no severance will be due hereunder, but the non-compete in Section 5.3 will not apply unless the Company agrees to pay the Executive the Executive’s Base Salary for the term of the Non-Compete Period. In the event of a non-renewal of the Agreement by the Company and Executive doesn’t terminate within thirty (30) days of notice of such non-renewal and the Executive’s employment is subsequently terminated then no severance will be due hereunder, but the non-compete in Section 5.3 will not apply unless the Company agrees to pay the Executive the Executive’s Base Salary for the term of the Non-Compete Period.

ARTICLE IV

EFFECTS OF TERMINATION

In the event Executive’s employment is terminated pursuant to Sections 3.2(a) or 3.2(b), the Company shall have no obligations to Executive except (i) for continuation of health insurance benefits to the extent required by applicable law, and (ii) that Executive shall be paid any Base Salary earned, but unpaid, as the date of termination, any earned but unused vacation, reimbursed for any expenses incurred up to the date of termination and otherwise payable under Section 2.5. In the event Executive’s employment is terminated pursuant to Sections 3.2(c) or 3.2(d) herein, then Executive shall be entitled to receive all payments described in such sections as well as (i) continuation of health insurance benefits to the extent required by applicable law, and (ii) any Base Salary earned, but unpaid, as the date of termination and reimbursed for any expenses incurred up to the date of termination and otherwise payable under Section 2.5.

ARTICLE V

CONFIDENTIALITY AND PROPRIETARY INFORMATION

5.1 Confidentiality. In the course of Executive’s employment, Executive has had and will have access to confidential or proprietary data or information of the Company (and its affiliates) and its operations. Executive agrees that he will not at any time divulge or communicate to any person, nor shall Executive direct any employee to divulge or communicate to any person (other than to a person bound by confidentiality obligations similar to those contained herein and other than as necessary in performing Executive’s duties hereunder), or use to the detriment of the Company (or any of its affiliates) or for the benefit of any other person, any of such confidential or proprietary data or information. The provisions of this Section 5.1 shall survive Executive’s employment hereunder, whether by the normal expiration thereof or otherwise. The term “confidential or proprietary data or information” as used in this Agreement shall mean all information, whether or not reduced to written or recorded form, that is related to the Company and that is not generally known or accessible to members of the public and/or competitors of the Company nor intended for general dissemination, whether furnished by the Company or compiled by Executive, including, without limitation, information related to the financial performance of the Company (or any affiliate), information concerning the customers of the Company (or any affiliate), the existing or proposed future projects, prospects, or business strategies of the Company (or any affiliate), personnel information, financial information, customer lists, supplier lists, information relating to producer or affinity group relationships or identities, trade secrets, information regarding operations, systems, services, know-how, computer and any other processed or collated data, computer programs, pricing, marketing and advertising data. Executive understands that it is the Company’s intention to maintain the confidentiality of this information notwithstanding that employees of the Company may have free access to the information for the purpose of performing their duties with the Company, and notwithstanding that employees who are not expressly bound by agreements similar to this agreement may have access to such information for job purposes. Executive acknowledges that it is not practical, and shall not be necessary, to mark such information as “confidential,”

nor to transfer it within the Company by confidential envelope or communication, in order to preserve the confidential nature of the information.

5.2 Intellectual Property. Executive agrees that Executive will at all times promptly disclose to the Company, in such form and manner as the Company may reasonably require, any inventions, improvements or procedural or methodological innovations, programs methods, forms, systems, services, designs, marketing ideas, products or processes (whether or not capable of being trade-marked, copyrighted or patented) conceived or developed or created by Executive during or in connection with Executive’s employment hereunder and which relate to the business of the Company or any affiliates (“Intellectual Property”). Executive agrees that all such Intellectual Property shall be the sole property of the Company. To the extent possible, any Intellectual Property made or conceived by Executive shall be deemed a “work made for hire” within the meaning of § 101 of the Federal Copyright Act, as amended; with the exception of inventions (including works of authorship) Executive develops entirely on Executive’s own time without using the Company’s equipment, supplies, facilities or trade secret information, and that do not relate at the time of conception or reduction to practice to the Company’s business, or to the actual or demonstrably anticipated research or development of the Company, or to any work performed by Executive for the Company. Executive further agrees that Executive will execute such instruments and perform such acts as may reasonably be requested by the Company to transfer to and perfect in the Company all legally protectible rights in such Intellectual Property.

5.3 Non-Compete. While employed by the Company and for a period of one (1) year thereafter (the “Non-Compete Period”), Executive shall not, without the prior written approval of the Company, become engaged or become interested, directly or indirectly, as a director, officer, employee or 5% or more stockholder or equity interest owner in, partner in, or consultant to, any business which is competitive with or similar to the business of the Company or any of its affiliates in any state in the United States (except in the states of North Dakota, South Dakota, Wyoming and Montana) where the Company or any of its affiliates conducts business. Notwithstanding the foregoing, Executive shall not be prohibited from employment or service with an entity that engages in a competing business if Executive provides evidence satisfactory to the Company, in its sole discretion, that Executive:

(a) (i) works in a separate division, department or unit that does not compete with the business of the Company (or any of its affiliates); and (ii) will not have contact with the division, department or unit that does compete with the business of the Company (or any of its affiliates) or

(b) works for or owns an insurance agency which does not compete with the business of the Company (or any of its affiliates). For purposes of this Agreement, AmTrust Financial Services, Inc. and its subsidiaries and Maiden Holdings Ltd. and its subsidiaries are not deemed to be affiliates of the Company.

5.4 Non-Solicitation. While employed by the Company and for a period of two (2) years thereafter, Executive shall not, directly or indirectly, on Executive’s own behalf or on behalf of any other person: (a) induce or attempt to induce any agent, producer, affinity group or policyholder of the Company (or any of its affiliates), or any prior agent, producer, affinity group or policyholder that was an agent, producer, affinity group or policyholder within twelve months of such contact, to withdraw, decrease or cancel its business with the Company (or any of its affiliates) or otherwise terminate any written or oral agreement or understanding or other relationship with the Company (or any of its affiliates); (b) solicit the business of any customer of the Company (or any of its affiliates), or any prior agent, producer, affinity group or policyholder that was an agent, producer, affinity group or policyholder within twelve months of such contact, to the extent the business solicited is similar to, or competitive with, the business of the Company (or any of its affiliates); (c) solicit or attempt to solicit, or hire or attempt to hire, any person who is an employee, individual consultant or independent contractor of the Company (or any of its affiliates), or any prior employee, individual consultant or independent contractor that was an employee, consultant or independent contractor within twelve months of such contact; or (d) induce or attempt to induce any person who is an employee, individual consultant or independent contractor of the Company (or any of its affiliates) to terminate or limit his or her employment or other relationship with the Company (or any of its affiliates), or any prior employee, individual consultant or independent contractor that was an employee, individual consultant or independent contractor within twelve months of such contact.

5.5 Acknowledgments.

(a) Executive acknowledges and agrees that (i) the Company transacts property and casualty insurance business through its affiliates, (ii) the Company and its affiliates have long-term relationships with their customers that were in many instances developed at considerable expense and difficulty over several years of close and continuing involvement, and (iii) the Company and its affiliates have acquired at considerable expense the benefits and goodwill associated with such relationships.

(b) Executive agrees that following Executive’s employment with the Company, the Company shall have the right to communicate the terms of this Agreement to any prospective or current employer of Executive. Executive waives any right to assert any claim for damages against the Company or any officer, employee or agent of the Company arising from such disclosure of the terms of this Agreement.

(c) Executive acknowledges that the purposes of this Article V would be frustrated by measuring the period of restriction from the date of termination of employment where Executive failed to honor the Agreement until directed to do so by court order. Therefore, should legal proceedings have to be brought by the Company against Executive to enforce this Agreement and should the Company prevail in obtaining injunctive or other equitable relief against Executive, the period of restriction under this Article V all be deemed to be extended for a period equal to the period of violation by Executive.

(d) The provisions of this Article V shall be independent of any other provision of this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Article V by the Company.

5.6 Return of Property. All written materials, records and documents made by Executive or coming into Executive’s possession during Executive’s employment concerning any products, processes or equipment, manufactured, used, developed, investigated or considered by the Company (or any of its affiliates) or otherwise concerning the business or affairs of the Company (or any of its affiliates), shall be the sole property of the Company (or such affiliate), and upon termination of Executive’s employment, or upon request of the Company during Executive’s employment, Executive shall promptly deliver same to the Company. In addition, upon termination of Executive’s employment, or upon request of the Company during Executive’s employment, Executive will deliver to the Company all other Company property in Executive’s possession or under Executive’s control, including but not limited to, financial statements, marketing and sales data, patent applications, drawings and other documents, and all Company credit cards and automobiles.

5.7 Equitable Relief. With respect to the covenants contained in Article V of this Agreement, Executive agrees that any remedy at law for any breach of said covenants may be inadequate and that the Company shall be entitled to seek specific performance or any other mode of injunctive and/or other equitable relief (without the requirement of posting a bond) to enforce its rights hereunder or any other relief a court might award.

ARTICLE VI

EMPLOYEE’S REPRESENTATIONS

Executive represents and warrants that he is not a party to any other employment, non-competition, or other agreement or restriction which could interfere with his employment with the Company or his or the Company’s rights and obligations hereunder, and that his employment with the Company and the performance of his duties hereunder will not breach the provisions of any contract, agreement, or understanding to which Executive is party or any duty owed by Executive to any other person.

ARTICLE VII

NOTICES

All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), commercial (including FedEx) or the U.S. Postal Service overnight delivery service, or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to the Company, addressed to:

GMAC Insurance Management Corporation

500 West Fifth Street

Winston-Salem, NC 27101

Attention: Chairman & Chief Executive Officer

Telephone No: 212-380-9495

Facsimile No.: 212-380-9499

With a copy to:

GMAC Insurance Management Corporation

500 West Fifth Street

Winston-Salem, NC 27101

Attention: General Counsel

Telephone No: 212-380-9479

Facsimile No.: 212-380-9499

If to Executive, addressed to:

Byron Storms

11050 Appomattox Court

Rancho Cucamonga, CA 91737

Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the day such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the day after which such notice is sent; (iii) on the first business day following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service; or (iv) the fifth day following deposit thereof with the aforesaid Postal Service as aforesaid. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

ARTICLE VIII

ENFORCEMENT AND WAIVERS

8.1 Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with laws of the State of North Carolina without regard to conflict or choice of law principles applicable therein. Any action, suit or other proceeding initiated by any party under or in connection with this Agreement must be brought in any Federal or State court in the State of North Carolina and both parties consent to the jurisdiction and venue of any Federal or State court in the State of North Carolina and agree that North Carolina is a convenient forum within which to litigate such dispute.

8.2 Waivers. No delay in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

ARTICLE IX

COMPLIANCE WITH SECTION 409A OF THE CODE

The provisions of this Article IX shall apply solely to the extent that a payment under this Agreement is subject to Section 409A of the Internal Revenue Code (the “Code”).

9.1 General Suspension of Payments. If Executive is a “specified employee,” as such term is defined within the meaning of Section 409A of the Code, any payments or benefits payable or provided as a result of Executive’s termination of employment that would otherwise be paid or provided prior to the first day of the seventh month following such termination (other than due to death) shall instead be paid or provided on the earlier of (i) the six months and one day following Executive’s termination, (ii) the date of Executive’s death, or (iii) any date that otherwise complies with Section 409A of the Code. In the event that Executive is entitled to receive payments during the suspension period provided under this Section, Executive shall receive the accumulated benefits that would have been paid or provided under this Agreement within the suspension period on the earliest day that would be permitted under Section 409A of the Code.

9.2 Release Payments. In the event that Executive is required to execute a release to receive any payments from the Company that constitute nonqualified deferred compensation under Section 409A of the Code, payment of such amounts shall not be made or commence until the sixtieth (60th) day following such termination of employment. Any payments that are suspended during the sixty (60) day period shall be paid on the date the first regular payroll is made immediately following the end of such period.

9.3 Reimbursement Payments. The following rules shall apply to payments of any amounts under this Agreement that are treated as “reimbursement payments” under Section 409A of the Code: (i) the amount of expenses eligible for reimbursement in one calendar year shall not limit the available reimbursements for any other calendar year (other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code); (ii) Executive shall file a claim for all reimbursement payments not later than thirty (30) days following the end of the calendar year during which the expenses were incurred, (iii) the Company shall make such reimbursement payments within thirty (30) days following the date Executive delivers written notice of the expenses to the Company; and (iv) Executive’s right to such reimbursement payments shall not be subject to liquidation or exchange for any other payment or benefit.

9.4 Separation from Service. For purposes of this Agreement, any reference to “termination” of Executive’s employment shall be interpreted consistent with the meaning of the term “separation from service” in Section 409A(a)(2)(A)(i) of the Code and no portion of the Severance Payments shall be paid to Executive prior to the date such Executive incurs a separation from service under Section 409A(a)(2)(A)(i) of the Code.

9.5 Installment Payments. For purposes of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (including without limitation Treasury Regulations Section 1.409A-2(b)(2)(iii)), all payments made under this Agreement (whether severance payments or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement will at all times be considered a separate and distinct payment.

9.6 General. Notwithstanding anything to the contrary in this Agreement, it is intended that the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-(b)(9) and this Agreement will be construed to the greatest extent possible as consistent with those provisions. The commencement of payment or provision of any payment or benefit under this Agreement shall be deferred to the minimum extent necessary to prevent the imposition of any excise taxes or penalties on the Company or Executive.

ARTICLE X

MISCELLANEOUS

10.1 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

10.2 Severability. In the case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby. In addition, should a court of competent jurisdiction declare any of the covenants set forth in Article V unenforceable, the parties agree to the extent permitted under the law of the State of North Carolina that such court shall be authorized to modify such covenants so as to render the remaining covenants and the modified covenants valid and enforceable to the maximum extent possible, and as so modified, to enforce this Agreement in accordance with its terms. In accordance with and subject to the foregoing, if any provision of this Article X shall be held to be excessively broad, it shall be limited to the extent necessary to comply with applicable law.

10.3 Gender and Number. The gender and number used in this Agreement are used as reference terms only and shall apply with the same effect whether the parties are of the masculine, neuter or feminine gender, corporate or other form, and the singular shall likewise include the plural.

10.4 Assignment. This Agreement may be assigned by the Company. The obligations of Executive are personal and shall not be assigned or delegated by Executive.

10.5 Amendment and Modification. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement.

10.6 Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. The terms and conditions of the employment with the Company as set forth herein are integrated with and supersede any contrary verbal discussions concerning conditions of employment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE:

/s/ Byron Storms
Byron Storms

GMAC Insurance Management Corporation

By:	/s/ Michael Karfunkel
Michael Karfunkel
Chairman & Chief Executive Officer